UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2024

UNIVERSAL HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10765	23-2077891
(State or other jurisdiction of	(Commission	(I.R.S. Employer
Incorporation or Organization)	File Number)	Identification No.)

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, Pennsylvania 19406

(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code (610) 768-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock	UHS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Cumberland Hospital for Children and Adolescents (“Cumberland”), an indirect subsidiary of Universal Health Services, Inc. (the “Company”), is a defendant in multi-plaintiff lawsuits filed in the Circuit Court for Richmond, Virginia (the “Cumberland Litigation”), relating to allegations of inappropriate sexual contact during medical examinations by Dr. Daniel Davidow, an independent contractor and the former medical director for Cumberland. The Company and UHS of Delaware, Inc., our administrative services subsidiary (“UHS Delaware”), were also named as co-defendants in the Cumberland Litigation. Plaintiffs have asserted claims of negligence, assault and battery (against Dr. Davidow), false imprisonment, violations of the Virginia Consumer Protection Act (“VCPA”), and vicarious liability for Dr. Davidow’s conduct against Cumberland, the Company, and UHS Delaware. All defendants have denied liability.

The claims asserted by three of the plaintiffs in the Cumberland Litigation were consolidated for trial in September of 2024. The Company and UHS Delaware were dismissed from the action during trial. On September 27, 2024, a jury entered a verdict finding Dr. Davidow and Cumberland liable and awarded these three plaintiffs combined compensatory damages of $60 million for all liability theories, an additional combined $180 million in trebled damages for violation of the VCPA, and an additional combined $120 million in punitive damages. Cumberland is evaluating all legal options and intends to challenge this verdict, including the amounts awarded in the verdict, in post-trial proceedings and on appeal. Based upon Virginia law, we expect that the punitive damage amount should be reduced to a combined maximum of $1.05 million as a matter of law.

There are approximately 40 additional plaintiffs making similar allegations with claims pending in the Cumberland Litigation.

As previously disclosed on Form 8-K on April 1, 2024, and Forms 10-Q for the quarterly periods ended March 31, 2024 and June 30, 2024, the Pavilion Behavioral Health System (the “Pavilion”), an indirect subsidiary of the Company, was a defendant in a lawsuit filed in Champaign County, Illinois, relating to the sexual assault of one minor patient by another minor patient in 2020. The case went to trial in March 2024, and on March 28, 2024, a jury returned a verdict for ordinary negligence and awarded compensatory damages of $60 million and punitive damages of $475 million and a related judgment was entered against the Pavilion. Based on a search of verdicts in comparable cases, the magnitude of this verdict was unexpected and is unprecedented for a single-plaintiff injury case of this type in Champaign County, Illinois. The Pavilion has filed post-trial motions challenging the judgment, which were heard in August 2024, and are awaiting a decision by the court. The Pavilion will pursue an appeal as appropriate depending on the trial court’s resolution of post-trial motions.

We are uncertain as to the ultimate financial exposure related to the above-mentioned Cumberland and Pavilion matters and we can make no assurances regarding their outcomes, or the amounts of damages that may be held recoverable after post-judgment proceedings and appeals. While Cumberland and Pavilion have professional liability insurance to cover a portion of these amounts, the resolution of these matters may have a material adverse effect on the Company. Without reduction for any potential amounts related to the above-mentioned Cumberland and Pavilion matters, the Company and its subsidiaries have aggregate insurance coverage of approximately $221 million remaining under commercial policies for matters applicable to the 2020 policy year (in excess of the applicable self-insured retention amounts of $10 million per occurrence for professional liability claims and $3 million per occurrence for general liability claims).

In the event the resolution of the Cumberland and/or Pavilion matters exhausts all or a significant portion of the remaining commercial insurance coverage available to the Company and its subsidiaries for claims that occurred in 2020 (the applicable year for substantially all of the Cumberland matters, and the Pavilion matter, as discussed above), or it requires the posting of large bonds or other collateral during appeal processes, our future results of operations and capital resources could be materially adversely impacted.

Dismissal of previously disclosed legal proceeding - Knight v. Miller, et. al.

In July 2021, a shareholder derivative lawsuit was filed by plaintiff, Robin Knight, in the Delaware Court of Chancery against the members of the Board of Directors of the Company as well as certain officers (C.A. No.: 2021-0581-LWW). The Company was named as a nominal defendant. The lawsuit alleges that in March 2020 stock options were awarded with exercise prices that did not reflect the Company’s fundamentals and business prospects, and in anticipation of future market rebound resulting in excessive gains. The lawsuit makes claims of breaches of fiduciary duties, waste of corporate assets, and unjust enrichment. The lawsuit seeks monetary damages allegedly incurred by the Company, disgorgement of the March 2020 stock awards as well as any proceeds derived therefrom and unspecified equitable relief. Defendants deny the allegations. We filed a motion to dismiss the complaint, which the court granted in part and denied in part.

On March 22, 2022, the Compensation Committee of the Board of Directors, in part to address the allegations in the Complaint (namely, that lawsuit’s allegations that awarding equity compensation in the form of a fixed number of stock options that are valued based on grant-date market prices may allow for a rapid appreciation in value under circumstances in which a stock’s market price declines leading up to the time of the grant and increases substantially during the period following the grant date) adopted certain changes to the Company’s compensation program applicable to the members of the Board and certain executive officers (the “Compensation Reforms”). The nature of these reforms, which were disclosed at the time and remain subject to change by the Compensation Committee, involved (i) decreasing the weighting of stock-based compensation to the Company’s non-employee directors and named executive officers, relative to their cash compensation, (ii) awarding stock-based compensation to the Company’s non-employee directors and named executive officers denominated in a fixed dollar value rather than in a fixed number of shares, (iii) awarding 50% of the named executive officers’ stock-based compensation in performance-based restricted stock units instead of stock options, and (iv) fixing the annual grant date for stock-based compensation awarded to non-employee directors to coincide with the annual shareholders meeting at which directors are elected.

During the third quarter of 2022, we reached a preliminary settlement, which would not have had a material impact on our consolidated financial statements. The settlement required court approval which the court declined to provide. Our Board of Directors authorized the formation of a Special Litigation Committee (“SLC”) to review the matter and determine whether it was in the best interests of the Company to pursue this claim. The court stayed the litigation until April 15, 2024 while the SLC conducted their review. According to the SLC’s status letter to the Court of Chancery, dated April 15, 2024, after a thorough examination of documentary evidence, interviews with relevant persons, and a review of the applicable law, the SLC determined that the claims asserted in the shareholder derivative lawsuit do not have merit and that pursuing them would not be in the interest of the Company. The SLC further advised the Court that the SLC had concluded that the claims should be dismissed.

Plaintiff, through counsel, consented to dismissal with prejudice as to Plaintiff only. After Plaintiff consented to dismissal, Plaintiff’s counsel indicated that they intended to petition for attorneys’ fees and costs in connection with corporate benefits reflected in the Compensation Reforms. To resolve the anticipated fee petition, the Company agreed to pay $250,000 in attorneys' fees and expenses to Plaintiff’s counsel. In exchange, Plaintiff and her counsel have released any claims against the Company for any fees and expenses incurred in connection with Plaintiff’s shareholder derivative action. Plaintiff’s counsel intends to give $5,000 of that fee payment to Plaintiff as compensation for her service in achieving the Compensation Reforms. On September 27, 2024, the Court entered a Stipulation and Order Approving Dismissal, Providing for Notice of Dismissal and Attorneys’ Fees, and Closing the Case, which provides that Plaintiff’s shareholder derivative action is dismissed with prejudice as to the Plaintiff only and the case is closed. The Court did not pass upon the Company’s agreement to pay certain attorneys’ fees and expenses.

Additional information can be obtained by contacting counsel for the parties. Plaintiff’s counsel are Stephen E. Jenkins of Ashby & Geddes, P.A., (302) 654-1888, and Gregory Nespole and Daniel Tepper of Levi & Korsinsky, LLP, (212) 363-7500. Counsel for the Individual Defendants are Francis G.X. Pileggi of Lewis Brisbois Bisgaard & Smith LLP, (302) 985-6000, and Gary A. Orseck and Matthew M. Madden of Kramer Levin Naftalis & Frankel LLP, (202) 775-4500. The Company’s counsel are Jody C. Barillare and Laura H. McNally of Morgan Lewis & Bockius LLP, (302) 574-3000. Counsel for the SLC are C. Barr Flinn and Richard J. Thomas of Young Conaway Stargatt & Taylor, LLP, (302) 571-6600. The Court should not be contacted with questions about the terms of the stipulated dismissal.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Universal Health Services, Inc.

By:	/s/ Steve Filton
Name: Steve Filton
Title: Executive Vice President and Chief Financial Officer

Date: September 30, 2024